Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Guerrino De Luca Assumes Acting CEO Role at Logitech

Gerald P. Quindlen Steps Down as Logitech President and CEO

FREMONT, Calif., July 27, 2011 and MORGES, Switzerland, July 28, 2011 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Gerald P. Quindlen has stepped down as the company’s president and chief executive officer and resigned from the Board of Directors. Company Chairman Guerrino De Luca has taken on the additional role of acting president and chief executive officer, a role that Mr. De Luca held with the company from 1998 to 2008, prior to becoming chairman of the board. Logitech has initiated a search for a long-term president and chief executive officer.

“On behalf of the entire board of directors and employees, I wish to thank Jerry for his service and his many accomplishments during his tenure at Logitech,” said Guerrino De Luca. “I resume my former role as CEO, on an acting basis, with unwavering commitment to Logitech and strong confidence in the company’s future and growth potential.”

Teleconference and Webcast

Guerrino De Luca will participate in Logitech’s quarterly financial results teleconference on Thursday, July 28, 2011 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Guerrino De Luca Assumes Acting CEO Role – Page 2

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI - IR)